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                                                                   Exhibit 99


Modem Media Appoints Scott Sorokin Managing Director of San Francisco Office


NORWALK, Conn.--(BUSINESS WIRE)--Feb. 25, 2004--Modem Media, Inc. (NASDAQ:
MMPT), an interactive marketing strategy and services firm, today announced the appointment of Scott Sorokin to lead its San Francisco office.

Mr. Sorokin had been leading Modem Media's west coast creative department and select client relationships since the fall of 2003. He is an established leader in new media technologies with over 18 years of experience in multimedia and direct marketing communications with multi-discipline industry expertise in strategic web development, e-commerce, customer satisfaction solutions, viral marketing programs and digital entertainment.

Prior to joining Modem Media, Mr. Sorokin was Co-Founder, Managing Director of Grey Interactive Worldwide, one of the first interactive agencies in the world. While there, Mr. Sorokin represented such high profile clients as Time Warner, Procter & Gamble, Sprint, Liz Claiborne, US West, IBM, Hasbro Interactive, Microsoft, Pharmacia, Panasonic, Kraft Foods, Seagram's and Dell Computers. A veteran marketing professional, Mr. Sorokin garnered much of his experience at a variety of traditional agencies, most notably Lowe & Partners New York. He brings to our west coast office a strong foundation of brand building and solid marketing principles. As a strategic leader, Mr. Sorokin has been instrumental in helping clients meet and exceed their business objectives.

The prior Managing Director of the office, Dan Springer, will be pursuing other interests.

About Modem Media


Founded in 1987, Modem Media (www.modemmedia.com) is an interactive marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Motors, Michelin, IBM, Sprint, Kraft, and Philips Electronics. Modem Media's success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Modem Media is headquartered in Norwalk, Connecticut and has additional offices in San Francisco, London and Sao Paulo.

CONTACT: Modem Media, Inc.
Peter Moritz, 203-299-7321
or
Frank Connolly, 203-299-7157

SOURCE: Modem Media, Inc.